Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn (818) 871-3000

THE CHEESECAKE FACTORY ANNOUNCES

NEW REVOLVING CREDIT FACILITY

Calabasas Hills, CA — December 7, 2010 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that the Company has entered into a new revolving credit facility (“Facility”) to replace its prior credit facility.  The new Facility provides for both increased financial flexibility and a lower cost of capital as compared to the prior facility.  In addition, during the fourth quarter of 2010, the Company paid off the remaining amount outstanding on its prior credit facility while maintaining a cash balance of approximately $50 million.

The unsecured five-year Facility, which matures on December 3, 2015, has a commitment of $200 million with a commitment increase feature that has the possibility to provide for an additional $50 million of borrowing capacity under certain circumstances. The Facility, which is effective as of December 3, 2010, significantly expands the Company’s ability to make share repurchases and grant dividends, doubles the permitted acquisition consideration to $500 million, allows for an incremental $200 million of subordinated debt and reduces the applicable interest rate and fees on both drawn and undrawn balances.

“We made tremendous strides strengthening our balance sheet during the past two years.  Our consistent and robust cash flow enabled us to pay down the entire $275 million previously outstanding on our credit line in just twenty-one months,” said David Overton, Chairman and CEO.  “With the new Facility in place, our liquidity and capital structure are even stronger and more flexible, and we are well positioned to pursue our strategy to accelerate growth in 2011 and beyond.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 163 full-service, casual dining restaurants throughout the U.S., including 149 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  For more information, please visit www.thecheesecakefactory.com.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, in particular, the Company’s belief in its ability to maintain financial flexibility and accelerate growth is subject to risks and uncertainties, including uncertainties related to national and regional economic conditions beyond the Company’s control; the Company’s ability to remain relevant to consumers; the Company’s ability to retain the savings realized through its cost management initiatives; the Company’s ability to continue to improve its operating margins; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

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